News Release

Berry Petroleum Company                         Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                   E-mail:  ir@bry.com
Bakersfield, California 93309-0640            Internet:  www.bry.com

Contacts:
Robert F. Heinemann, Chairman, Interim President and Interim CEO
Ralph J. Goehring, Senior Vice President and CFO

              BERRY PETROLEUM ACHIEVES RECORD QUARTERLY
                   EARNINGS AND PRODUCTION RESULTS


Bakersfield, CA - May 5, 2004 - Berry Petroleum Company (NYSE:BRY) announced record net income of $12.1 million, or $.55 per diluted share, for the first quarter of 2004, an increase of 32% compared to prior-year first quarter net income of $9.2 million, or $.42 per diluted share. Results for 2003 included an after-tax charge of $1.4 million, or $.06 per diluted share, attributable to an unsuccessful coalbed methane pilot project and associated leasehold acreage in Kansas. Net cash provided by operating activities increased to $19.6 million during the first quarter of 2004, up 133% from $8.4 million for 2003's first quarter.

Robert F. Heinemann, Chairman, Interim President and Interim Chief Executive Officer said, "Our strategy of growth through exploitation of our existing assets and the establishment of a sizeable new core area in the Rockies has given Berry a solid foundation for significant production increases for many more quarters. We are on target in the first quarter with a 23% production increase to an average of approximately 19,400 barrels of oil equivalent (BOE) per day. This record production, combined with strong crude prices, was the catalyst in achieving record quarterly net income of $12.1 million. Our Brundage Canyon asset is performing beyond our expectations as we continue to define the productive extent of the field. At Brundage Canyon, we averaged approximately 3,200 BOE per day in the first quarter and are currently producing in excess of 3,700 BOE per day."

The Company's production of oil and gas (BOE per day) in the first quarter of 2004 improved to 19,395, up 23% from 15,736 in the first quarter of 2003 and up 5% from 18,550 in the fourth quarter of 2003. Increased production is due primarily to the acquisition of the Brundage Canyon property in Utah in August 2003 and its subsequent development. At Brundage Canyon, the Company drilled 27 new wells during 2003 and 14 new wells during the first quarter of 2004. The Company plans to drill, at a minimum, an additional 30 wells at Brundage Canyon during 2004. Production from the Company's California properties in the first quarter of 2004 remained strong and was within 1% of the record production of 16,164 BOE per day achieved in the fourth quarter of 2003. The Company plans to drill a total of 44 wells on its California properties during 2004. With production increases projected for both the Company's Brundage Canyon and California properties, management is targeting total production in 2004 to exceed 20,500 BOE per day, which is approximately a 24% increase over 2003.

Revenues for the first quarter were $57.3 million, up $10.5 million or 22% from $46.8 million in the first quarter of 2003. The average realized sales price, net of hedges, for the first quarter of 2004 was $25.58 per BOE, a 6% gain over the $24.23 per BOE received in the same 2003 period. Total operating costs from oil and gas operations, on a per BOE basis for the first quarter of 2004, increased 10% to $10.21 from $9.31 in the same 2003 period. This was primarily due to higher steam costs resulting from a 10% increase in injected steam volumes. General and administrative costs per BOE rose 18% in the first quarter of 2004 to $1.87 from $1.59 in the first quarter of 2003, due primarily to higher compensation related costs.

As of March 31, 2004, the Company has spent $18.4 million or 35% of its projected 2004 capital budget of approximately $53 million. Activity through March includes 21 wells drilled and 9 workovers performed in California, and 14 wells drilled and 8 workovers performed in Utah.

Ralph J. Goehring, Senior Vice President and Chief Financial Officer, stated, "We are reviewing our drilling opportunities for acceleration into 2004 to capture the benefits of the current strong crude price environment. We intend to put our excess cash flow to work via acquisitions and additional drilling opportunities. On the acquisition front, we continue to pursue acreage opportunities in the Rockies that will either complement our existing operations or establish a new core area for our continued growth."


Teleconference Call
-------------------
An earnings conference call will be held Wednesday, May 5, 2004 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Dial 1-800-299-8538 to participate, using passcode 67534663. International callers may dial 617-786-2902. For a digital replay available until May 19, 2004, dial 1-888-286-8010 (passcode 28760221). Listen live or via replay on the web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com through the "Investor Center" link.

Berry Petroleum Company is a publicly traded independent oil and  gas
production   and  exploitation  company  with  its  headquarters   in
Bakersfield, California.

"Safe Harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in the commodity prices for oil, natural gas and electricity, a limited marketplace for electricity sales within California, counterparty risk, competition, environmental and weather risks, litigation uncertainties, drilling, development and operating risks, uncertainties about the estimates of reserves, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other governmental regulations.



                     CONDENSED INCOME STATEMENTS
                (In thousands, except per share data)

                                                   (unaudited)
                                                  Three Months
                                               03/31/04   03/31/03
Revenues:
  Sales of oil and gas                         $ 45,205   $ 34,354
  Sales of electricity                           11,934     12,418
  Interest and other income, net                    203         20
                                                -------   --------
   Total                                         57,342     46,792
                                                -------   --------
Expenses:
  Operating costs - oil and gas                  18,020     13,184
  Operating costs - electricity                  11,934     12,418
  Depreciation, depletion & amortization          7,209      4,454
  General and administrative                      3,301      2,257
  Dry hole, abandonment & impairment                  -      2,487
  Interest                                          531        209
                                                -------    -------
    Total                                        40,995     35,009
                                                -------    -------

Income before income taxes                       16,347     11,783
Provision for income taxes                        4,198      2,606
                                                -------    -------

Net income                                     $ 12,149   $  9,177
                                                =======    =======

Basic net income per share                         $.56       $.42
                                                =======    =======
Diluted net income per share                       $.55       $.42
                                                =======    =======
Cash dividends per share                           $.11       $.10
                                                =======    =======
Weighted average common shares:
    Basic                                        21,817     21,758
                                                =======    =======
    Diluted                                      22,273     21,920
                                                =======    =======




                               CONDENSED BALANCE SHEETS
                                     (In thousands)


                                               3/31/04   12/31/03
Assets
  Current assets                               $ 43,777   $ 41,286
  Property, buildings & equipment, net          306,545    295,151
  Other assets                                    2,174      1,755
                                               --------   --------
                                               $352,496   $338,192
                                               ========   ========
Liabilities & Shareholders' Equity
  Current liabilities                          $ 48,441   $ 46,652
  Deferred taxes                                 40,797     38,168
  Long-term debt                                 50,000     50,000
  Other long-term liabilities                     7,369      7,654
  Shareholders' equity                          205,889    195,718
                                               --------   --------
                                               $352,496   $338,192
                                               ========   ========


                      CONDENSED STATEMENTS OF CASH FLOWS
                                    (In thousands)

                                                   Three Months
                                               3/31/04    3/31/03
Cash flows from operating activities:
  Net income                                   $12,149    $ 9,177
  Depreciation, depletion & amortization         7,209      4,454
  Dry hole, abandonment & impairment            (  105)     2,487
  Change in deferred taxes                       2,372        913
  Other, net                                       146         59
  Net changes in operating assets and
    liabilities                                 (2,205)   ( 8,731)
                                               --------   --------
      Net cash provided by operating
        activities                              19,566      8,359

Net cash used in investing activities          (18,440)   ( 4,871)
Net cash used in financing activities          ( 2,401)   ( 2,175)
                                               --------   --------
Net (decrease) increase in cash
  and cash equivalents                         ( 1,275)     1,313

Cash and cash equivalents at
  beginning of year                             10,658      9,866
                                               --------   --------
Cash and cash equivalents at end of period     $ 9,383    $11,179
                                               ========   ========
                             COMPARATIVE OPERATING STATISTICS

                                          (unaudited)
                                          Three Months
                                         3/31/04  3/31/03  Change
Oil and gas:
  Net production-BOE per day              19,395   15,736    +23%
  Per BOE:
    Average realized sales
      price, net of hedges (1)            $25.58   $24.23     +6%
    Operating costs (2)                     9.24     8.78     +5%
    Production taxes                         .97      .53    +83%
       Total operating costs               10.21     9.31    +10%

    Depreciation, depletion
      & amortization                        4.08     3.15    +30%
    General & administrative
      expenses                              1.87     1.59    +18%
    Interest expense                      $  .30   $  .15   +100%

Electricity:
  Electric power produced -
    Megawatt hours/day                      2,167    2,137     +1%
  Electric power sold -
    Megawatt hours/day                      1,956    1,951      -
  Average sales price, net
    of hedges - $/MWh                      $67.05   $70.71     -5%
  Natural gas cost - $/MMBtu               $ 5.09   $ 5.40     -6%

(1)Comparative average West Texas
Intermediate (WTI) crude price             $35.25   $33.80     +4%

(2)Includes monthly expenses in
excess of monthly revenues from
cogeneration operations                     $1.81    $1.72     +5%

                                           # # #